[STERLING BANK]







NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE:     DECEMBER 19, 2006

CONTACT:  Robert H. King, President and CEO
          Sterling Banks, Inc./Sterling Bank (856) 273-5900

          Gary N. Pelehaty, President and CEO
          Farnsworth Bancorp, Inc.; Peoples Savings Bank (609) 298-0723


    STERLING BANK AND FARNSWORTH BANCORP, INC. ANNOUNCE SHAREHOLDER APPROVAL
                     OF HOLDING COMPANY FORMATION AND MERGER

Mt. Laurel, NJ, December 19, 2006 -- Sterling Bank (NASDAQ: STNJ) and Farnsworth Bancorp, Inc. (OTCBB:FNSW), and its subsidiary, Peoples Savings Bank, jointly announced today that shareholders of Farnsworth have approved the previously announced acquisition of Farnsworth Bancorp, Inc. by Sterling for cash and stock in a merger valued at approximately $19 million. In addition, Sterling shareholders approved, at its annual meeting on December 12, 2006, the formation of a holding company, Sterling Banks, Inc.

Commenting on the Sterling Bank shareholder approval, Robert H. King, President and CEO of Sterling Bank noted, "This is an extremely important organizational step for Sterling Bank that will provide significant corporate flexibility and enhanced operating options as we continue to build the company and its business."

Gary N. Pelehaty, President and Chief Executive Officer of Farnsworth, stated, "We believe that our shareholders recognized the commitment of Sterling Bank to our community banking philosophy and like the strong commercial lending focus of Sterling Bank. We think our shareholders and customers are looking forward to the combining of these two community


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banking  franchises  in order to obtain the best mix of products  and  services, with the added advantage of Sterling's additional branch locations and larger size to better serve our customers."

The merger and holding company reorganization are still subject to approval by federal banking regulators and, if approved, the reorganization and merger are expected to be consummated in the first quarter of 2007.

Sterling Bank is a community bank headquartered in Burlington County, New Jersey. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its six other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. Sterling Bank began operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Bank is traded on the NASDAQ Capital Market under the symbol "STNJ". For additional information about Sterling Bank visit our website at HTTP://WWW.STERLINGNJ.COM.

Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. Peoples Savings Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Farnsworth Bancorp, Inc.'s common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

This news release may contain certain forward-looking statements, such as statements of Sterling Bank's or Farnsworth's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond Sterling Bank's or Farnsworth's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of Sterling Bank to effectively manage its growth, and results of regulatory examinations, among other factors. Sterling Bank and Farnsworth caution that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents Sterling Bank files from time to time with the Federal Reserve, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K and documents Farnsworth files from time to time with the Securities and Exchange Commission, including Farnsworth's Annual Report on Form 10-KSB for the year ended September 30, 2005, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.